Exhibit 99.1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2006

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2006

NICHOLS, CAULEY & ASSOCIATES, LLC

A Professional Services Firm of:

Certified Public Accountants

Certified Financial Planners®

Certified Valuation Analysts

_________________________

Atlanta • Clarkesville • Dublin • Warner Robins

www.nicholscauley.com

REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2006 and 2005, and the related consolidated statements of income, other comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

March 28, 2007

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

	2006	2005
Assets
Cash and due from banks	$4,292,248	$3,253,013
Interest-bearing deposits at other financial institutions	34,227	110,932
Federal funds sold	1,592,000	2,036,000
Securities available for sale	50,850,246	52,092,768
Restricted equity securities, at cost	481,000	378,400

Loans, net of unearned income	181,306,564	172,504,018
Less allowance for loan losses	3,317,067	2,763,322

Loans, net	177,989,497	169,740,696

Premises and equipment, net	9,115,846	6,647,768
Other real estate owned	890,769	2,963,146
Other assets	4,829,092	3,895,844

Total assets	$250,074,925	$241,118,567

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$30,497,869	$32,830,116
Interest-bearing	196,352,899	185,041,692

Total deposits	226,850,768	217,871,808
Note payable	622,000	707,000
Securities sold under repurchase agreements	2,000,000	4,000,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,645,859	1,686,980

Total liabilities	234,521,627	227,668,788

Commitments and contingencies
Stockholders' equity
Series A non-cumulative, non voting preferred stock, 10,000 shares authorized; par value $100, no shares issued or outstanding	—	—
Common stock, 20,000,000 shares authorized; par value $1.50, 2,188,352 and 2,168,352 issued and outstanding, respectively	3,282,528	3,252,528
Surplus	2,358,164	2,281,560
Retained earnings	10,301,430	8,362,135
Accumulated other comprehensive loss	(388,824)	(446,444)

Total stockholders' equity	15,553,298	13,449,779

Total liabilities and stockholders' equity	$250,074,925	$241,118,567

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Interest income:
Loans, including fees	$17,199,079	$13,873,111
Securities:
Taxable	1,857,445	1,298,941
Nontaxable	396,738	455,250
Federal funds sold	145,333	116,982

Total interest income	19,598,595	15,744,284

Interest expense:
Deposits	8,326,414	6,162,472
Other borrowings	427,255	285,216

Total interest expense	8,753,669	6,447,688

Net interest income	10,844,926	9,296,596
Provision for loan losses	695,100	775,000

Net interest income after provision for loan losses	10,149,826	8,521,596

Other income:
Service charges on deposit accounts	2,004,098	2,106,649
Other fees and commissions	41,122	58,796
Mortgage origination income	172,153	217,189
Other operating income	208,920	315,182

Total other income	2,426,293	2,697,816

Other expenses:
Salaries and employee benefits	4,064,262	3,437,843
Occupancy and equipment expenses, net	1,090,891	932,030
Other operating expenses	4,313,752	3,724,219

Total other expenses	9,468,905	8,094,092

Income before income taxes	3,107,214	3,125,320
Income tax expense	1,014,734	983,312

Net income	$2,092,480	$2,142,008

Basic earnings per share	$0.96	$1.00

Diluted earnings per share	$0.87	$0.90

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Net income	$2,092,480	$2,142,008

Other comprehensive income (loss):

Unrealized gains (losses) on securities available for sale:

Unrealized holding gains (losses) arising during period, net of tax (expense) benefit of $(29,682) and $324,419, respectively	57,620	(629,755)

Other comprehensive income (loss)	57,620	(629,755)

Comprehensive income	$2,150,100	$1,512,253

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2006 AND 2005

					Accumulated Other	Total

	Common Stock			Retained	Comprehensive	Stockholders'
	Shares	Par Value	Surplus	Earnings	Income (Loss)	Equity
Balance, December 31, 2004	532,088	$3,192,528	$2,128,352	$6,347,828	$183,311	$11,852,019
4-for-1 stock split	1,596,264	—	—	—	—	—
Net income	—	—	—	2,142,008	—	2,142,008
Dividends declared, $.06 per share	—	—	—	(127,701)	—	(127,701)
Exercise of stock options	40,000	60,000	40,000	—	—	100,000
Tax benefit from the exercise of stock options	—	—	113,208	—	—	113,208
Other comprehensive loss	—	—	—	—	(629,755)	(629,755)

Balance, December 31, 2005	2,168,352	3,252,528	2,281,560	8,362,135	(446,444)	13,449,779
Net income	—	—	—	2,092,480	—	2,092,480
Dividends declared, $.07 per share	—	—	—	(153,185)	—	(153,185)
Exercise of stock options	20,000	30,000	20,000	—	—	50,000
Tax benefit from the exercise of stock options	—	—	56,604	—	—	56,604
Other comprehensive income	—	—	—	—	57,620	57,620

Balance, December 31, 2006	2,188,352	$3,282,528	$2,358,164	$10,301,430	$(388,824)	$15,553,298

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
OPERATING ACTIVITIES
Net income	$2,092,480	$2,142,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	480,646	507,304
Provision for loan losses	695,100	775,000
Deferred taxes	(179,895)	(343,579)
Loss on sale of other real estate	8,063	72,157
Increase in interest receivable	(1,081,256)	(800,221)
Increase (decrease) in interest payable	658,725	(56,646)
Net other operating activities	(384,309)	498,150

Net cash provided by operating activities	2,289,554	2,794,173

INVESTING ACTIVITIES
Purchases of securities available for sale	(8,600,789)	(24,159,748)
Proceeds from maturities of securities available for sale	9,930,613	5,817,799
Purchases of restricted equity securities	(102,600)	(103,900)
Net decrease in federal funds sold	444,000	2,020,000
Net increase in loans	(9,824,871)	(35,778,963)
Proceeds from sale of other real estate owned	455,636	218,900
Net (increase) decrease in interest-bearing deposits at other financial institutions	76,705	(14,007)
Purchase of premises and equipment	(419,788)	(643,947)

Net cash used in investing activities	(8,041,094)	(52,643,866)

FINANCING ACTIVITIES
Net increase in deposits	8,978,960	44,259,664
Net increase (decrease) in securities sold under repurchase agreement	(2,000,000)	4,000,000
Payment of dividends	(153,185)	(127,701)
Proceeds from note payable	—	50,000
Repayment of note payable	(85,000)	—
Proceeds from exercise of stock options	50,000	100,000

Net cash provided by financing activities	6,790,775	48,281,963

Net increase (decrease) in cash and due from banks	1,039,235	(1,567,730)
Cash and due from banks at beginning of year	3,253,013	4,820,743

Cash and due from banks at end of year	$4,292,248	$3,253,013

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$8,094,944	$6,504,334
Income taxes	$1,216,178	$1,164,228
NONCASH TRANSACTIONS
Principal balances of loans transferred to other real estate	$2,337,971	$3,233,016
Financed sales of other real estate	$1,447,201	$—
Transfer of other real estate owned to premises and equipment	$2,530,406	$—

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans. Inc. (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with two branches located in Atlanta, one located at Hartsfield Jackson International Airport, one branch located in Stone Mountain, one branch located in Albany, one branch located in Savannah, and one branch located in Augusta, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, Dougherty County, Chatham County, and Richmond County. In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States. The mortgage company has offices in the Stone Mountain and Savannah branches and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and currently originates mortgage loans and brokers the loans to independent investors.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $758,000 and $686,000 at December 31, 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in the statements of comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities are non-callable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

Loan origination fees that approximate the direct cost of loans originated are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make changes to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard, special mention, or watch. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10-40 years
Furniture and equipment	2-10 years

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock-Based Compensation

At December 31, 2006, the Company has a stock-based employee/director compensation plan which is more fully described in Note 9 of the consolidated financial statements. Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. No stock-based employee/director compensation cost was recognized in the statement of income for the year ended December 31, 2005, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). At December 31, 2004, all outstanding options were fully vested and there were no options granted during the years ended December 31, 2006 and 2005. Therefore, there was no compensation cost related to share-based payments for the year ended December 31, 2006 and no pro forma effect on net income for the year ended December 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options. Potential dilutive shares is determined using the treasury stock method.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Stock Split

On February 8, 2005, the Company reduced the par value of its common stock from $6.00 per share to $1.50 per share to affect a 4-for-1 common stock split. All per share amounts in all periods have been retroactively adjusted for this split as if it occurred in the first period presented.

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2006 and 2005, advertising expense was $287,362 and $185,622, respectively.

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109. This interpretation addresses the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken in a tax return. It requires that only benefits from tax positions that are more-likely-than-not of being sustained upon examination should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the maximum amounts more-likely-than-not of being sustained. At the time these positions become more-likely-than-not to be disallowed, their recognition would be reversed. This interpretation is effective for fiscal years beginning after December 15, 2006 and is not expected to have a material impact on the Company’s financial condition or results of operations.

In September 2006, the FASB issued FAS 157, Fair Value Measurements. The standard provides guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2006:
U.S. Treasury securities	$299,671	$—	$(151)	$299,520
U.S. Government sponsored agencies	15,675,845	1,420	(173,984)	15,503,281
State and municipal securities	9,533,261	45,695	(53,408)	9,525,548
Mortgage-backed securities	24,627,538	4,780	(419,421)	24,212,897
Corporate bonds	500,059	5,941	—	506,000
Trust preferred securities	753,000	—	—	753,000

Total debt securities	51,389,374	57,836	(646,964)	50,800,246
Equity securities	50,000	—	—	50,000

Total securities	$51,439,374	$57,836	$(646,964)	$50,850,246

December 31, 2005:
U.S. Government sponsored agencies	$12,276,070	$—	$(242,475)	$12,033,595
State and municipal securities	11,793,313	89,460	(65,192)	11,817,581
Mortgage-backed securities	25,628,032	7,318	(486,708)	25,148,642
Corporate bonds	2,268,783	21,167	—	2,289,950
Trust preferred securities	753,000	—	—	753,000

Total debt securities	52,719,198	117,945	(794,375)	52,042,768
Equity securities	50,000	—	—	50,000

Total securities	$52,769,198	$117,945	$(794,375)	$52,092,768

The amortized cost and fair value of debt securities as of December 31, 2006 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$6,779,852	$6,737,746
Due from one to five years	15,034,574	14,897,494
Due from five to ten years	3,859,247	3,872,409
Due after ten years	1,088,163	1,079,700
Mortgage-backed securities	24,627,538	24,212,897

	$51,389,374	$50,800,246

Securities with a carrying value of $13,839,753 and $11,475,865 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities in 2006 or 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2006 and 2005.

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2006:
U.S. Treasury securities	$299,520	$151	$—	$—
U.S. Government sponsored agencies	3,465,150	15,758	11,331,925	158,226
State and municipal securities	289,945	982	2,544,259	52,426
Mortgage-backed securities	2,458,605	11,317	19,956,709	408,104

	$6,513,220	$28,208	$33,832,893	$618,756

December 31, 2005:
U.S. Government sponsored agencies	$12,033,595	$(242,475)	$—	$—
State and municipal securities	1,980,471	(25,938)	1,010,099	(39,254)
Mortgage-backed securities	19,546,328	(375,844)	5,079,733	(110,864)

	$33,560,394	$(644,257)	$6,089,832	$(150,118)

At December 31, 2006, one U.S. Treasury security, four U.S. Government sponsored agencies, two state and municipal securities and two mortgage-backed securities have unrealized losses less than 12 months. As of December 31, 2006, thirteen U.S. Government sponsored agencies, eight state and municipal securities and thirty-one mortgage-backed securities had unrealized losses that had been in an unrealized loss position for over 12 months.

At December 31, 2006, total debt securities with unrealized losses represent an aggregate depreciation of 1.58% from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2006	2005
Commercial	$43,409,000	$28,884,000
Real estate - construction	5,096,000	1,069,000
Real estate - mortgage	126,785,000	136,692,000
Consumer	6,709,370	6,729,660

	181,999,370	173,374,660
Net deferred loan fees and costs	(692,806)	(870,642)
Allowance for loan losses	(3,317,067)	(2,763,322)

Loans, net	$177,989,497	$169,740,696

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2006	2005
Balance, beginning of year	$2,763,322	$2,185,713
Provision for loan losses	695,100	775,000
Loans charged off	(269,350)	(408,076)
Recoveries of loans previously charged off	127,995	210,685

Balance, end of year	$3,317,067	$2,763,322

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and past due loans:

	As of and for the Years Ended December 31,
	2006	2005
Impaired loans without a valuation allowance	$253,820	$8,021
Impaired loans with a valuation allowance	4,600,796	2,547,792

Total impaired loans	$4,854,616	$2,555,813

Valuation allowance related to impaired loans	$701,900	$287,757

Average investment in impaired loans	$4,638,948	$2,761,647

Interest income recognized on impaired loans	$—	$4,168

Nonaccrual loans	$4,854,616	$2,555,813

Loans past due ninety days or more and still accruing	$1,751,795	$944,000

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2006 are as follows:

Balance, beginning of year	$6,229,420
Advances	2,645,918
Repayments	(3,418,407)

Balance, end of year	$5,456,931

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2006	2005
Land	$1,068,673	$1,068,673
Buildings and improvements	7,712,148	5,153,069
Furniture and equipment	3,186,626	2,870,336
Construction in process	48,356	—

	12,015,803	9,092,078
Accumulated depreciation	(2,899,957)	(2,444,310)

	$9,115,846	$6,647,768

Leases

The Company has an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay all of the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year). The Company is in the process of renegotiating the lease and as such is currently leasing on a month-to-month basis.

Total rental expense for the years ended December 31, 2006 and 2005 was $18,186 and $25,399, respectively.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $47,149,584 and $37,932,487, respectively. The scheduled maturities of time deposits at December 31, 2006 are as follows:

2007	$61,563,539
2008	13,313,268
2009	37,497,077
2010	42,533,316
2011	11,332,423

$166,239,623

At December 31, 2006 and 2005, the Company had brokered deposits of $25,320,129 and $33,797,992, respectively.

At December 31, 2006 and 2005, overdraft demand deposits reclassified to loans totaled $230,269 and $396,438, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2006 and 2005 were $2,000,000 and $4,000,000, respectively.

NOTE 7. NOTE PAYABLE

The Company has a line of credit with a financial institution and the total amount available was $850,000. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit carries an interest rate of prime less .50%, or 7.75% at December 31, 2006. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2006 and 2005, total borrowings under this line of credit was $622,000 and $707,000, respectively.

The Company was not in compliance with one of the financial covenants related to this line of credit at December 31, 2006. The financial institution has provided the Company with a waiver of this covenant for the year ended December 31, 2006

Contractual maturities of the note payable are as follows:

2007	$85,000
2008	85,000
2009	85,000
2010	85,000
2011	85,000
Thereafter	197,000

$622,000

NOTE 8. TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate may not exceed 12.5% through April 7, 2008 (8.66% at December 31, 2006). The Company has the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on April 7, 2033 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after April 7, 2008, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. TRUST PREFERRED SECURITIES (Continued)

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier 1 qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 8.66% at December 31, 2006. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2006 and 2005 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2006 and 2005 was $3,403,000.

NOTE 9. EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a Stock Option Plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 638,400 shares of the Company’s common stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set in the Board’s sole and absolute discretion. The option period will not exceed ten years from date of grant. Other pertinent information related to the options is as follows:

A summary of stock option activity under the Plan as of December 31, 2006, and changes during the year then ended is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Outstanding at January 1, 2006	440,000	$2.67
Granted	—	—
Forfeited	(2,000)	3.75
Exercised	(20,000)	2.50

Outstanding at December 31, 2006	418,000	$2.67	3.0

Vested at December 31, 2006	418,000	$2.67	3.0

At December 31, 2006, the aggregate intrinsic value of options outstanding and exercisable was $3,062,500.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

Employee Stock Purchase Plan

In 2006, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering will commence on January 1, 2007; therefore, for the year ended December 31, 2006, no shares had been purchased under the plan.

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2006 and 2005 amounted to $82,202 and $78,606, respectively.

NOTE 10. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2006	2005
Current	$1,194,629	$1,326,891
Deferred	(179,895)	(343,579)

Income tax expense	$1,014,734	$983,312

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2006	2005
Tax provision at statutory federal rate	$1,056,452	$1,062,607
Tax-free income	(134,477)	(154,433)
Disallowed interest expense	24,387	23,809
State income tax	63,947	53,455
Other items, net	4,425	(2,126)

Income tax expense	$1,014,734	$983,312

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES (Continued)

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Loan loss reserves	$1,157,001	$946,189
Nonaccrual loan interest	166,401	84,943
Reserve for other real estate	—	15,711
Loss contingency	—	75,448
Securities available for sale	200,304	229,986

	1,523,706	1,352,277

Deferred tax liabilities:
Depreciation	163,545	142,329

	163,545	142,329

Net deferred tax assets	$1,360,161	$1,209,948

NOTE 11. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2006	2005
Net income	$2,092,480	$2,142,008

Weighted average number of common shares outstanding	2,185,064	2,131,640
Effect of dilutive options	220,966	238,680

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	2,406,030	2,370,320

NOTE 12. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2006	2005
Commitments to extend credit	$14,552,000	$14,759,000
Financial standby letters of credit	2,757,000	1,763,000
Other standby letters of credit	635,000	646,000

	$17,944,000	$17,168,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

At December 31, 2006 and 2005, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2006 and 2005.

Other Borrowings

At December 31, 2006, the Company had a federal fund line available with a correspondent bank of approximately $1,500,000. The Company had no borrowings on this line at December 31, 2006 and 2005.

At December 31, 2006, the Company had advances available from the FHLB of approximately $24,960,000. FHLB advances are secured by a lien on the Company’s FHLB stock, deposits with the FHLB, and a blanket floating line on the loan portfolio. As of December 31, 2006 and 2005, the Company has no advances outstanding with the FHLB.

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation, except as described below, in which the outcome will have a material effect on the consolidated financial statements.

On February 9, 2007, the Company entered into a settlement agreement involving previously disclosed litigation with another financial institution group with a similar name regarding claims and counterclaims of trademark infringement. Pursuant to the settlement agreement, all claims and counterclaims of all parties were dismissed with prejudice. The Company incurred no liability. The specific terms of the agreement are confidential.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES (Continued)

Contingencies (Continued)

All claims filed by the Commissioner of Insurance for the State of Georgia against Capitol City Bank & Trust Company (the “Bank”), a subsidiary of Capitol City Bancshares, Inc., in the Superior Court of Fulton County, Civil Action Number 2005-CV-98868, have been adjudicated and/or settled and no claims are pending against the Company or the Bank in this proceeding. The Bank remains a party in name only as the action has been appealed on matters involving the other named parties.

NOTE 13. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Seventy-three percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches in the Company’s market areas which make up twenty-one percent of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital as defined, which amounted to approximately $4,083,000 at December 31, 2006.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 14. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2006, approximately $1,237,000 of retained earnings was available for dividend declaration without regulatory approval.

The Company, on a consolidated basis, and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined by the regulations), to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2006, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2006:
Total Capital to Risk Weighted Assets:
Consolidated	$21,801	10.53%	$16,561	8%	$	N/A	N/A
Bank	$22,200	10.74%	$16,535	8%		$20,669	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$19,208	9.28%	$8,280	4%	$	N/A	N/A
Bank	$19,607	9.49%	$8,268	4%		$12,402	6%
Tier I Capital to Average Assets:
Consolidated	$19,208	7.59%	$10,129	4%	$	N/A	N/A
Bank	$19,607	7.75%	$10,116	4%		$12,644	5%

As of December 31, 2005:
Total Capital to Risk Weighted Assets:
Consolidated	$20,062	10.27%	$15,633	8%	$	N/A	N/A
Bank	$19,997	10.24%	$15,629	8%		$19,536	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$17,299	8.85%	$7,817	4%	$	N/A	N/A
Bank	$17,234	8.82%	$7,814	4%		$11,721	6%
Tier I Capital to Average Assets:
Consolidated	$17,299	7.36%	$9,405	4%	$	N/A	N/A
Bank	$17,234	7.33%	$9,403	4%		$11,753	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits at Other Financial Institutions and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Note Payable: The carrying amount of the note payable approximates its fair value.

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions and federal funds sold	$5,918,475	$5,918,475	$5,399,945	$5,399,945
Securities	51,331,246	51,331,246	52,471,168	52,471,168
Loans, net	177,989,497	177,106,000	169,740,696	168,528,000
Accrued interest receivable	3,032,088	3,032,088	1,950,832	1,950,832

Financial liabilities:
Deposits	226,850,768	226,873,145	217,871,808	216,568,561
Note payable	622,000	622,000	707,000	707,000
Securities sold under repurchase agreements	2,000,000	2,000,000	4,000,000	4,000,000
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	1,641,225	1,641,225	982,500	982,500

NOTE 16. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2006	2005
Security	$350,929	$322,795
Computer expenses	856,183	604,090
Other operating losses	94,400	191,125
Legal fees	686,533	380,964
Audit and professional fees	416,506	235,725
Other losses	108,984	261,817

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2006 and 2005:

CONDENSED BALANCE SHEETS
	2006	2005
Assets
Cash	$39,924	$126,735
Investment in subsidiaries	19,264,165	16,875,131
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	195,173	468,555

Total assets	$19,652,262	$17,623,421

Other liabilities	$73,964	$63,642
Note payable	622,000	707,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	15,553,298	13,449,779

Total liabilities and stockholders’ equity	$19,652,262	$17,623,421

CONDENSED STATEMENTS OF INCOME
	2006	2005
Income
Interest income	$2,395	$1,453
Other income	—	21,000
Dividends from bank subsidiary	153,185	496,663

Total income	155,580	519,116

Expense
Interest expense	319,011	262,620
Other expenses	254,555	235,088

Total expenses	573,566	497,708

Income (loss) before income tax benefit and equity in undistributed income of subsidiaries	(417,986)	21,408

Income tax benefit	229,053	201,700

Income (loss) before equity in undistributed income of subsidiaries	(188,933)	223,108

Equity in undistributed income of subsidiaries	2,281,413	1,918,900

Net income	$2,092,480	$2,142,008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2006	2005
Operating activities
Net income	$2,092,480	$2,142,008
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(2,281,413)	(1,918,900)
Net other operating activities	340,307	(148,414)

Net cash provided by operating activities	151,374	74,694

Investing activities
Capital contribution in bank	(50,000)	(50,000)
Capital contribution in mortgage company	—	(20,000)

Net cash used in investing activities	(50,000)	(70,000)

Financing activities
Repayment of note payable	(85,000)	—
Proceeds from note payable	—	50,000
Payment of dividends	(153,185)	(127,701)
Proceeds from exercise of stock options	50,000	100,000

Net cash provided by (used in) financing activities	(188,185)	22,299

Net increase (decrease) in cash	(86,811)	26,993

Cash at beginning of year	126,735	99,742

Cash at end of year	$39,924	$126,735

NOTE 18. SUBSEQUENT EVENTS

On February 28, 2007, the Company sold 10,000 shares of Series A non-cumulative, nonvoting, $100 par value preferred stock to an institutional investor for cash consideration of $1,000,000.

NICHOLS, CAULEY & ASSOCIATES, LLC

A Professional Services Firm of:

Certified Public Accountants

Certified Financial Planners®

Certified Valuation Analysts

_________________________

Atlanta • Clarkesville • Dublin • Warner Robins

www.nicholscauley.com

REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

Our report on our audit of the basic consolidated financial statements of Capitol City Bancshares, Inc. and Subsidiaries for the year ended December 31, 2006 appears on page 1. The audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2006, is presented for the purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

Atlanta, Georgia

March 28, 2007

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2006

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$4,292,248	$39,924	$(547)	$(39,377)	$4,292,248
Interest-bearing deposits at other financial institutions	34,227	—	—	—	34,227
Federal funds sold	1,592,000	—	—	—	1,592,000
Securities available for sale	50,697,246	153,000	—	—	50,850,246
Investment in subsidiaries	—	19,264,165	—	(19,264,165)	—
Restricted equity securities, at cost	481,000	—	—	—	481,000

Loans, net of unearned income	181,315,591	—	—	(9,027)	181,306,564
Less allowance for loan losses	3,317,067	—	—	—	3,317,067

Loans, net	177,998,524	—	—	(9,027)	177,989,497

Premises and equipment, net	9,074,977	—	40,869	—	9,115,846
Other real estate owned	890,769	—	—	—	890,769
Other assets	4,712,652	195,173	6,440	(85,173)	4,829,092

Total assets	$249,773,643	$19,652,262	$46,762	$(19,397,742)	$250,074,925

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$30,546,273	$—	$—	$(48,404)	$30,497,869
Interest-bearing	196,352,899	—	—		196,352,899

Total deposits	226,899,172	—	—	(48,404)	226,850,768
Note payable	—	622,000	—	—	622,000
Securities sold under repurchase agreements	2,000,000	—	—	—	2,000,000
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	1,656,968	73,964	100	(85,173)	1,645,859

Total liabilities	230,556,140	4,098,964	100	(133,577)	234,521,627

Stockholders' equity
Common stock	3,192,528	3,282,528	270,000	(3,462,528)	3,282,528
Capital surplus	13,140,346	2,358,164	—	(13,140,346)	2,358,164
Retained earnings	3,273,453	10,301,430	(223,338)	(3,050,115)	10,301,430
Accumulated other comprehensive loss	(388,824)	(388,824)	—	388,824	(388,824)

Total stockholders' equity	19,217,503	15,553,298	46,662	(19,264,165)	15,553,298

Total liabilities and stockholders' equity	$249,773,643	$19,652,262	$46,762	$(19,397,742)	$250,074,925

See Independent Registered Public Accounting Firm's Report on Supplemental Information

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2006

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income
Loans, including fees	$17,199,079	$—	$—	$—	$17,199,079
Securities:
Taxable	1,855,050	2,395	—	—	1,857,445
Nontaxable	396,738	—	—	—	396,738
Federal funds sold	145,333	—	—	—	145,333
Dividend income from Bank subsidiary	—	153,185	—	(153,185)	—

Total interest income	19,596,200	155,580	—	(153,185)	19,598,595

Interest expense
Deposits	8,326,414	—	—	—	8,326,414
Other borrowings	108,244	319,011	—	—	427,255

Total interest expense	8,434,658	319,011	—	—	8,753,669

Net interest income (loss)	11,161,542	(163,431)	—	(153,185)	10,844,926
Provision for loan losses	695,100	—	—		695,100

Net interest income (loss) after provision for loan losses	10,466,442	(163,431)	—	(153,185)	10,149,826

Other income
Service charges on deposit accounts	2,004,098	—	—	—	2,004,098
Other fees and commissions	41,122	—	—	—	41,122
Mortgage origination income	—	—	172,153	—	172,153
Other operating income	208,920	—	—	—	208,920

Total other income	2,254,140	—	172,153	—	2,426,293

Other expenses
Salaries and employee benefits	3,900,659	—	163,603	—	4,064,262
Occupancy and equipment expenses, net	1,075,163	—	15,728	—	1,090,891
Other operating expenses	4,000,967	254,555	58,230	—	4,313,752

Total other expenses	8,976,789	254,555	237,561	—	9,468,905

Income (loss) before equity in undistributed income of subsidiaries	3,743,793	(417,986)	(65,408)	(153,185)	3,107,214

Equity in undistributed income of subsidiaries	—	2,281,413	—	(2,281,413)	—

Income before income taxes	3,743,793	1,863,427	(65,408)	(2,434,598)	3,107,214

Income tax (benefit) expense	1,268,469	(229,053)	(24,682)	—	1,014,734

Net income (loss)	$2,475,324	$2,092,480	$(40,726)	$(2,434,598)	$2,092,480

See Independent Registered Public Accounting Firm's Report on Supplemental Information